Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL ANNOUNCES REINSTATEMENT OF CASH DIVIDENDS

PASADENA, California, May 28, 2004 - PAULA Financial (NASDAQ: PFCO) today announced the reinstatement of a quarterly cash dividend in the amount of $0.015 per common share.  The dividend will be paid to holders of record as of June 8, 2004 and will be distributed on June 28, 2004.

Jeff Snider, Chairman and Chief Executive Officer, commented, “We are very pleased to make this announcement today.  It has been the desire of the Board of Directors to reinstate the cash dividend for some time now.  The Company has made tremendous progress in the last few years and it is gratifying to be able to acknowledge our shareholders in this manner.   It is our intention to make such dividend declarations part of our quarterly routine.”

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks Vice President - Finance PAULA Financial 87 East Green Street, Suite 206 Pasadena, CA 91105 (626) 844-7500